Exhibit 4.9

THIS SECURITY DEED (this “Deed”) is dated and made on August 4, 2017 BY:

(1)	Long bright Limited (the “Mortgagor”), a company incorporated in the British Virgin Islands with limited liability having its registered office at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands (the “Mortgagor”);

(2)	Puxin Limited, an exempted company incorporated in the Cayman Islands with limited liability having its registered office at offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Company”);

IN FAVOUR OF:

(3)	Haitong International Investment Holdings Limited, a company incorporated in the British Virgin Islands with limited liability having its registered office at Offshore Incoporations Limited of P.O. Box 957, Offshore Incorporationns Centre, Road Town, Tortola, British Virgin Islands (the “Mortgagee”).

WHEREAS:

(A)	The Mortgagor, the Mortgagee, the Company and other parties entered into a notes purchase agreement on August 1, 2017 (the “NPA”), pursuant to which the Company agreed to issue to the Mortgagee, and the Mortgagee agreed to purchase from the Company, certain secured promissory notes (the “Notes”), under the terms and conditions thereof and for the purposes mentioned therein.

(B)	The execution and delivery of this Deed is one of the conditions to the Mortgagee’s purchase of the Notes.

(C)	In pursuance of the NPA, the Mortgagor hereby enters into this Deed and mortgage the Mortgaged Securities (as defined below) in favor of the Mortgagee upon the terms and conditions hereinafter contained.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation

1.1	Defined Terms

In this Deed, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in Schedule 2 attached to this Agreement.

2.	Covenant to Pay

In consideration of the Mortgagee subscribing for the Notes and making payment of the subscription price therefor under and in accordance with the NPA, the Mortgagor hereby covenants with the Mortgagee to pay, make good and discharge to the Mortgagee the Secured Obligations in accordance with the provisions of the Transaction Agreements and this Deed.

3.	Mortgage

In consideration of entering into the Transaction Agreements, the Mortgagor, as legal and beneficial owner, hereby mortgages to the Mortgagee as a continuing security for the payment and performance of the Secured Obligations by way of a first equitable mortgage, all of the Mortgagor’s rights, title and interest in and to the Mortgaged Securities.

4.	Perfection of Security

4.1	In furtherance of the security hereby constituted, the Mortgagor shall deliver to the Mortgagee contemporaneously with the execution of this Deed:

(1)	irrevocable proxy in respect of the representation of the Mortgagor or its nominee at general meetings of the Company in the form of Exhibit I;

(2)	an executed irrevocable letter of instruction from the Company to its registered agent substantially in the form set out in Exhibit II; and

(3)	all other documents (if any) necessary to enable the Mortgagee to effect a valid transfer of and register such Mortgaged Securities in its name or in the name of its nominee for the purpose of enforcing this Deed in accordance herewith.

4.2	The Mortgagee shall be entitled to continue to hold any document delivered to it pursuant to Clauses 4.1 and 4.2 until the Date of Satisfaction and if, for any reason, the Mortgagee releases any such document to the Mortgagor or its nominee before such time, the Mortgagee may by notice to the Mortgagor require that such document be redelivered to the Mortgagee and the Mortgagor shall immediately comply with that requirement or procure that it is complied with.

4.3	The Company hereby undertakes to the Mortgagee that the Company will:

(1)	cause the Company’s register of members to be annotated to indicate that the Mortgaged Shares have been mortgaged in favour of the Mortgagee under this Deed;

(2)	not amend the register of members or register any changes in respect of the Mortgaged Shares in the register without the prior written approval of the Mortgagee; and

(3)	upon due exercise of the rights under this Deed register transfers of the Mortgaged Securities and the entry of the Mortgagee or its nominees in the Company’s register of members as the holder of the Mortgaged Securities.

The Mortgagor hereby undertakes to the Mortgagee that the Mortgagor will procure the Company to promptly carry out and comply with the above undertaking.

4.4	Nothing in this Deed shall be construed as placing on the Mortgagee any liability whatsoever in respect of any calls, installments or other payments relating to any of the Mortgaged Securities.

5.	Representations and Warranties

5.1	The Mortgagor hereby represents and warrants to the Mortgagee that:

(1)	during the continuance of this Deed, the Mortgagor is and will remain the beneficial owner of the Mortgaged Shares free from any Encumbrance and will not create or attempt to create or permit to arise or subsist any Encumbrance (other than pursuant to this Deed or any other Transaction Agreements) on or over any part of the Mortgaged Securities;

(2)	the Mortgaged Shares are validly issued and fully paid up and are free and clear of all Encumbrances and Dispositions otherwise than pursuant to this Deed or any other Transaction Agreements;

(3)	the Mortgaged Shares are not liable to any call, assessment or demand of any kind and the Company has not granted any right or option whatsoever to call for the issue of any further shares in the capital of the Company;

(6)	the Mortgagor has not Disposed of and will not at any time during the subsistence of this Deed Dispose of any of its rights, title and interest in any part of the Mortgaged Securities, otherwise than pursuant to this Deed or any other Transaction Agreements;

(7)	this Deed constitutes the legal, valid and binding obligations of the Mortgagor and is enforceable against the Mortgagor in accordance with the terms set forth herein;

(8)	the Mortgagor has the full power, authority and legal right to enter into and engage in the transactions contemplated by this Deed;

(9)	the security created hereby constitutes a valid and first ranking security enforceable in accordance with the terms hereof over all Mortgaged Securities as security for the discharge of the Secured Obligations, which is not subject to any prior or equal ranking claim, right or interest of any other person at law or in equity;

(10)	no litigation, arbitration or administrative proceeding is currently taking place or pending or threatened against the Mortgagor or the Mortgaged Securities which would have a material adverse effect on the ability of the Mortgagor to perform any of its obligations hereunder;

(11)	save for the requirements set forth in Clause 4.4, it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of this Deed in Cayman Islands or any other relevant jurisdiction that this Deed or any other document be filed or registered with any authority in Cayman Islands or elsewhere or that any tax be paid in respect thereof, except that (i) the stamp duty will be payable if this Deed is executed in or brought to the Cayman Islands; or if this Deed is produced before a court of Cayman Islands; and (ii) filing fees may be payable should the security interests created hereunder be registered with the Registrar of Corporate Affairs of the British Virgin Islands ; and

(12)	the Mortgagor is generally subject to civil and commercial law and to legal proceedings and neither the Mortgagor nor any of its assets is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

5.2	The Mortgagor further represents to the Mortgagee that until the Date of Satisfaction, each of the representations and warranties set out in this Clause 5.1 will be correct and complied with in all material respects with reference to the facts and circumstances subsisting from time to time.

6.	Covenants and Undertakings

6.1	The Mortgagor hereby covenants with the Mortgagee that it will:

(1)	warrant and defend its title to and the security interest in the Mortgaged Securities against any and all claims (except those made pursuant to this Deed) of all persons whomsoever;

(2)	procure that at all times the Mortgaged Securities are free from any restrictions on transfer except pursuant to the terms of the Transaction Agreements;

(3)	punctually pay all calls or other payments due called by the Company in respect of any of the Mortgaged Securities;

(4)	upon due exercise of the rights under this Deed, procure the registration of transfers of the Mortgaged Securities and the entry of the Mortgagee or its respective nominees in the Company’s register of members as the holder of the Mortgaged Securities and give all necessary assistance to the Mortgagee in arranging the registration of the transfer of the Mortgaged Securities to the Mortgagee or its respective nominees in the books of the Company and the entry of the Mortgagee or its respective nominees in the register of members of the Company as the holder of the Mortgaged Securities;

(5)	other than pursuant to the terms of the Transaction Agreements, procure that the Company shall not allot or issue any shares or grant any right to acquire the same to any persons or change its authorised capital or the rights attaching to any of its shares without the prior written consent of the Mortgagee;

(6)	duly perform, observe and comply with all its obligations under this Deed in all respects and in accordance with all laws and regulations applicable to the transactions contemplated thereby and hereby;

(7)	obtain, maintain and comply with all consents or authorisations (whether from government, authority or otherwise) in respect of this Deed, and do all other things necessary to ensure the correctness of the warranties contained in Clauses 5.1 (7), (8) and (9); and

(8)	promptly advise the Mortgagee in writing upon becoming aware of the occurrence of any event or any factor which may inhibit or adversely affect the Mortgagor in the performance of its obligations hereunder.

6.2	The Mortgagor further covenants with the Mortgagee that until the Date of Satisfaction, without the prior written consent of the Mortgagee, the Mortgagor will not:

(1)	Dispose of, create or permit to arise or subsist any Encumbrance over the Mortgaged Securities or any part thereof or the equity of redemption thereof under this Deed otherwise than pursuant to this Deed or any other Transaction Agreements; nor

(2)	other than pursuant to the terms of the Transaction Agreements, declare or cause to be declared or paid to himself any dividends, or demand or accept any payment from the Company by way of distribution, return of capital or otherwise howsoever in respect of any Shares; nor

(3)	permit or agree to any variation of the rights attaching to any of the Mortgaged Securities; nor

(4)	participate in any vote concerning a members’ liquidation, dissolution or compromise in respect of the Company.

7.	Voting Rights, Dividends and Interest

7.1	Until the security hereby constituted becomes enforceable, the Mortgagor may exercise the voting rights in respect of the Mortgaged Securities provided that no Event of Default has occurred and the security constituted herein has not become enforceable.

7.2	Upon the security hereby constituted becoming enforceable and at any time thereafter:

(1)	the Mortgagor shall not exercise the voting rights in respect of any Mortgaged Securities or attend any meeting of members of the Company unless authorized in writing by the Mortgagee; and

(2)	the Mortgagee or its nominees may (to the entire exclusion of the Mortgagor) at any time at the absolute discretion of the Mortgagee exercise the voting rights in respect of the Mortgaged Securities and all powers or rights which may be exercised by the person in whose name the Mortgaged Securities are registered under the terms hereof or otherwise.

8.	Enforcement of Security

8.1	The Mortgagee shall be entitled to declare all or any part of the security hereby constituted immediately enforceable if:

(1)	any Obligor has failed to discharge, perform or observe any part of the Secured Obligations in any material respect when due; or

(2)	there shall be an occurrence of an Event of Default; or

(3)	the Mortgagor does or omits to do any act, deed, matter or thing, or knowingly or willingly permits or suffers any act, deed, matter or thing to be done or omitted to be done by which, directly or indirectly, which will result in this Deed and the security herein to become materially reduced in value to the Mortgagee as a security.

8.2	Upon the security hereby constituted becoming enforceable and at any time thereafter, the Mortgagee may, without prejudice to any of the rights and remedies available to the Mortgagee in respect of the Secured Obligations or to any other security held by the Mortgagee in respect of the Secured Obligations:

(1)	without any notice to or further consent or concurrence by the Mortgagor or any other persons exercise all rights and enjoy all benefits attaching to the Mortgaged Securities as if it was the sole beneficial owner thereof; and

(2)	Dispose of or appropriate to its own use and benefit (the last mentioned being treated as a sale at fair market value less costs incurred in such sale) the Mortgaged Securities or any part thereof by such method, upon such terms and for such consideration (whether payable or deliverable immediately or by installments) as the Mortgagee may in its absolute discretion determine with power to postpone any such Disposition and in any such case the Mortgagee may exercise any and all rights attaching to the Mortgaged Securities as the Mortgagee in its discretion may determine and without being answerable for any loss occasioned by such Disposition or resulting from postponement thereof or the exercise of such rights.

8.3	All monies received by the Mortgagee in respect of the Disposition by it of the Mortgaged Securities or any part thereof or otherwise howsoever arising out of the exercise by the Mortgagee of its power hereunder shall, be applied in or towards payment of the Secured Obligations in such order as the Mortgagee deems fit. If such proceeds are insufficient to discharge the Secured Obligations in full, then nothing contained in this Deed shall prejudice the rights of the Mortgagee against the Obligors or any other person under this Deed in respect of such deficiency and vice versa. In connection with any proposed Disposition, the Mortgagor hereby waives all rights to confidentiality in respect of the Mortgaged Securities.

8.4	For the purpose of assisting the Mortgagee in the exercise of any rights conferred by this Clause 8, the Mortgagor hereby covenants that it will promptly do all such deeds, assurances, acts and things or procure other interested party so to do and execute or procure the execution of all such instruments of transfer, proxies and other documents as the Mortgagee may reasonably require from time to time.

8.5	Without prejudice to the Mortgagee’s rights under the foregoing provisions of this Clause 8, upon the security hereby constituted becoming enforceable, the Mortgagee shall have the right either in its own name or in the name of the Mortgagor and/or any nominee of the Mortgagor and in such manner and upon such terms and conditions as the Mortgagee thinks fit:

(1)	to take possession of and collect the Mortgaged Securities, including without limitation, to date and put into effect the documents referred to in Clauses 4.1 and 4.2;

(2)	to exercise the voting rights attached to the Mortgaged Securities;

(3)	to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating to the Mortgaged Securities;

(4)	to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Mortgaged Securities;

(5)	to redeem any security (whether or not having priority to the security created hereby over the Mortgaged Securities; and

(6)	to do all such other acts and things as it may consider necessary or expedient for the enforcement of the security hereby created.

8.6	In the exercise of its power under this Clause 8, the Mortgagee shall be the agent of the Mortgagor for all purposes and, subject to the law of any applicable jurisdiction, the Mortgagor shall be responsible for those contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Mortgagee in the exercise of such powers.

9.	Further Assurance

The Mortgagor agrees, at its own cost and expense, to execute and do all assurances, acts, deeds and things as the Mortgagee may reasonably require, and procure other interested parties so to do, for protecting or perfecting the security over all or any part of the Mortgaged Securities or for facilitating the realization of all or any part of the Mortgaged Securities and the exercise of all powers, rights, remedies, authorities and discretions vested in the Mortgagee.

10.	Release

10.1	Nothstanding anything to the contrary herein, the Mortgagee agrees to, at the request and cost of Mortgagor, discharge and release 50% of the Mortgaged Shares from the security constituted by this Deed on the VIE Completion Date (as defined in the NPA).

10.2	The Mortgagee agrees to, at the request and cost of Mortgagor, discharge and release one-sixth (1/6) of the Mortgaged Shares from the security constituted by this Deed upon the full repayment of all the Indebtedness under the Convertible Note (as defined in the NPA) or conversion of the entire Convertible Note into shares of the Company pursuant to the Convertible Note.

10.3	The Mortgagee agrees to, at the request and cost of Mortgagor, discharge and release one-sixth (1/3) of the Mortgaged Shares from the security constituted by this Deed upon the full repayment of all the Indebtedness under the Ordinary Note (as defined in the NPA).

11.	Nature of Security

11.1	The security created by this Deed is in addition to and not in substitution for and shall not in any way affect or be affected by any other security or guarantee which the Mortgagee may now or at any time hold or take from the Company, the Mortgagor or any other person in respect of the Secured Obligations and the obligations and liabilities under this Deed.

11.2	For the purpose of suing or claiming from the Mortgagor and/or the Company or any other person liable for the Secured Obligations the full amount of the Secured Obligations and the obligations and liabilities of the Company, the Mortgagor or to preserve intact the liability of the Mortgagor or any other person, the Mortgagee may at any time place and keep for such time as it may think prudent any amounts received, recovered or realized under this Deed or as a result of the exercise of any right conferred herein to and in a separate or suspense account to the credit of the Company, the Mortgagor or of such other person or transaction as the Mortgagee shall in its unfettered discretion think fit.

12.	Waiver of Surety Rights

12.1	It is expressly agreed and declared that the Mortgagor shall be liable as principal obligors hereunder and that this Deed and the rights of the Mortgagee hereunder shall not be affected by any act, omission, fact, circumstance, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Mortgagor from its obligations hereunder, including, without limitation, and whether or not known to the Mortgagee:

(1)	any time or indulgence granted to, or composition with the Company, the Mortgagor or any other person; or

(2)	the taking, variation, compromise, renewal or release of, or refusal or failure to perfect or enforce or realise any rights, remedies or securities against the Company, the Mortgagor or any other person; or

(3)	any legal limitation, disability, incapacity of the Company, the Mortgagor or any other person or the irregular or improper purported exercise of powers by the Company, the Mortgagor or any other person; or want of authority by any person purporting to act on behalf of the Company, the Mortgagor or any other person; or

(4)	The Company, the Mortgagor or any other person not being or ceasing to be legally liable for discharging any obligation or liability undertaken or purported to be undertaken on its behalf; or

(5)	the absorption, amalgamation, reconstruction or reorganisation, privatisation or other change in the constitution of or the making of any scheme of arrangement by the Company, the Mortgagor or any other person; or

(6)	the bankruptcy, winding-up, liquidation or dissolution of the Company, the Mortgagor or any other person.

12.2	The Mortgagor hereby waives any right it may have of requiring proceeding first against the Company or any other person or the realization first of any security before proceeding hereunder.

12.3	Should any purported obligation of the Company, which if valid or enforceable would be subject to this Deed or become wholly or partly invalid or unenforceable against the Company by reason of any defect or insufficient or want of powers of the Company or irregular or improper purported exercise thereof or breach or want of authority by any person purporting to act on behalf of the Company or because the rights of the Mortgagee have become barred by reason of any legal limitation, disability, incapacity or any other fact or circumstance whether or not always known to the Mortgagee or if for other reason whatsoever the Company is not or ceases to be legally liable to discharge any money, obligation or liability undertaken or purported to be undertaken on its behalf, the Mortgagor shall nevertheless be liable to the Mortgagee in respect of that purported obligation or liability as if the same were wholly valid and enforceable and the Mortgagor was the principal debtor in respect thereof. The Mortgagee shall not be concerned to see or enquire into the powers of the Company or its officers, employees or agents appointed to act on its behalf.

13.	Assignment

13.1	This Deed shall be binding on and shall enure to the benefit of the parties and their respective executors, administrators, successors and assigns provided that (i) neither the Mortgagor nor the Company may Dispose of its rights or obligations under this Deed without the prior written consent of the Mortgagee, and (ii) the Mortgagee shall not transfer or assign its rights or obligations under this Deed to any person other than the holder or permitted assignee of the Notes.

13.2	If the Mortgagee in accordance with the relevant terms and conditions of the Notes assigns or transfers all or any of its rights in respect of its legal entitlement in respect of the outstanding principal amount payable by the Company under the Notes to another person, such assignee shall be entitled to the benefit of this Deed.

13.3	The Mortgagee may disclose to a potential permitted assignee information about the Obligors as the Mortgagee may think fit.

14.	Costs and Expenses

14.1	The Mortgagor hereby covenants with the Mortgagee, on demand, to pay all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by the Mortgagee in the exercise of any powers, rights or remedies conferred by this Deed or which the Mortgagee shall incur in or about the preservation or attempted preservation of the Mortgaged Securities.

14.2	Independently of any other terms, conditions and stipulations herein, the Mortgagor agrees that if, for any reasons whatsoever, the security constituted hereunder is or becomes or proves to be unenforceable or shall be declared or adjudged to be illegal, invalid or unenforceable under any applicable law, the Mortgagor shall grant to the Mortgagee a complete indemnity and will pay to the Mortgagee all sums necessary to make good and to compensate the Mortgagee for all losses, damages, costs, disbursements and liabilities suffered as a result of such illegality, invalidity or unenforceability.

15.	Service of Notices and Documents

15.1	Any notice, consent or other communication (collectively a “communication”) under this Deed shall be made in writing but, unless otherwise stated, may be made by e-mail, facsimile or letter.

15.2	Each communication to be made to any party under this Deed shall be sent to that party at the facsimile number or address or e-mail address (if any) from time to time designated by that party to the Mortgagee for the purpose of this Deed or, in the case of the Company and the Mortgagor, at the address or facsimile number or e-mail address (if any) of the Company and the Mortgagor last known to the Mortgagee. Any communication from or to the Company and/or the Mortgagor shall be sent to, by or through the Mortgagee. The initial address, facsimile number (if any) of the Company, the Mortgagor and the Mortgagee are set out below:

To the Company or Mortgagor:

Address:	16th Floor, Chuangfu Mansion, 18 Danling Street, Haidian District, Beijing, China
Telephone:	+86 10 8260 5578
E-mail:	jsjs214@163.com
Attention:	Ms. Tan Chunxiang( )

To the Mortgagee:

Address:	18/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong
Telephone:	+852 2848 4333
E-mail:	x.deng@htisec.com
Attention:	Deng Xi

15.3	Any communication so addressed to the relevant party shall be deemed to have been received within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt
Courier	24 hours after dispatch
Facsimile/E-mail	on dispatch
Air courier	3 days after dispatch

15.4	A change of correspondence address, facsimile number or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Deed shall not be effective until two Business Days after a written notice of change has been served in accordance with the provisions of this Clause 15 on the other party to this Deed with specific reference in such notice that such change is for the purposes of this Deed.

A communication served in accordance with this Clause 15 shall be deemed to have been sufficiently served and in proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was, as the case may be, left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee’s address or that the communication was properly transmitted by facsimile or e-mail to the addressee. A communication served by facsimile shall be deemed properly dispatched on receipt of a satisfactory transmission report printed out by the sending facsimile machine. A communication served by e-mail shall be deemed properly dispatched, when the sender receives a return receipt from the mail server of the recipient indicating that the e-mail has been transmitted to and deposited in the recipient’s incoming mail box.

16.	Miscellaneous

16.1	This Deed shall continue to be effective or, as the case may be, shall be reinstated if at any time payment of any sums paid to the Mortgagee hereunder must be rescinded or otherwise repaid or restored by the Mortgagee upon the insolvency or bankruptcy or otherwise of the Mortgagor.

16.2	Save as may be expressly provided herein to the contrary, time is of the essence of this Deed. No failure or delay on the part of the Mortgagee to exercise any power, right or remedy under this Deed shall operate as a waiver thereof nor shall a waiver by the Mortgagee of any particular default by the Mortgagor affect or prejudice the power, right or remedy of the Mortgagee in respect of any other default or any subsequent default of the same or a different kind nor shall any single or partial exercise by the Mortgagee of any power, right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The powers, right and remedies provided in this Deed are not exclusive of any power, right and remedies but are cumulative and in addition to every other power, right and remedy now or hereafter existing at law, in equity, by statute or contract or otherwise.

16.3	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision shall in any way be affected or impaired thereby.

16.4	This Deed may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

17.	Governing Law and Dispute Resolution

17.1	This Deed is governed by and shall be construed in accordance with Hong Kong law, without regard to the principles of conflicts of law of any jurisdiction.

17.2	The dispute resolution provision in the NPA applies mutatis mutandis to this Deed.

[THE SPACE BELOW IS INTENTIONALLY LEFT BLANK.]

IN WITNESS whereof the Mortgagor, the Company and the Mortgagee have executed this Deed the day and year first above written.

The Company:

Puxin Limited

By: /s/ Sha Yunlong
Name: Sha Yunlong ( )
Title: Director

In the presence of:

/s/ Tan Chunxiang Name: Tan Chunxiang ( )
Address: 16F, ChuangFu Mansion, 18 Danling Street
Haidian District, Beijing, China, 100080

IN WITNESS whereof the Mortgagor, the Company and the Mortgagee have executed this Deed the day and year first above written.

The Mortgagor:

Long bright Limited

By: /s/ Sha Yunlong
Name: Sha Yunlong ( )
Title: Director

In the presence of:

/s/ Tan Chunxiang
Name: Tan Chunxiang ( )
Address: 16F, ChuangFu Mansion, 18 Danling Street
Haidian District, Beijing, China, 100080

IN WITNESS whereof the Mortgagor, the Company and the Mortgagee have executed this Deed the day and year first above written.

The Mortgagee:

Haitong International Investment Holdings Limited

By: /s/ Deng Xi
Name: Deng Xi
Title: Director

In the presence of:

/s/ Huang Yan
Name: Huang Yan
Address: 22/F, Li Po Chun Chambers,
189 Des Voeux Road, Central, Hong Kong

SCHEDULE 1

Mortgagor and Mortgaged Shares

Mortgagor	Number of Mortgaged Shares	Share Certificate(s) No.
Long bright Limited	18,000,000 Ordinary Shares	[ ]
Total	18,000,000

SCHEDULE 2

DEFINITIONS

“Date of Satisfaction” means the date on which the Secured Obligations shall have been fully paid and satisfied;

“Disposition” means any sale, exchange, transfer, concession, loan, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or other right or interest whatsoever and include any agreement for any of the same and “Dispose” and “Disposal” shall be construed accordingly;

“Encumbrance” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Event of Default” means any events or circumstances defined as such in the terms and conditions of the Notes;

“Mortgaged Securities” means the Mortgaged Shares and all dividends, distributions and other payments paid or payable thereon and all stocks, shares, rights, monies and property accruing or offered at any time by way of substitution, redemption, bonus, preference, option, exchange, dividend, distribution, split, scheme of arrangement or organization or otherwise to the same or in respect thereof, all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, made, offered or arising in respect of any of the same and all or any other rights attaching to or exercisable by virtue of the ownership of the Mortgaged Shares;

“Mortgaged Shares” means the number of Shares issued and held by the Mortgagor (as adjusted for stock split, stock combination, stock dividend) set forth opposite the Mortgagor’s name on Schedule 1; and references to Mortgaged Shares include references to any part of them, for the avoidance of any doubt, if the Company issues any additional Shares to the Mortgagor or its beneficial owner, Mr. Sha Yunlong from time to time after the date hereof, such number of additional Shares as may enable the Mortgaged Shares (plus such additional Shares) to represent eighteen per cent (18%) of all the outstanding and issued Shares then held by the existing shareholders of the Company immediately after the issue of such Additional Shares shall automatically become part of the Mortgaged Shares;

“Obligors” means and includes the Company, the Mortgagor and the Key Founder (as defined in the NPA);

“Party” means any of the Company, the Mortgagor and the Mortgagee;

“Secured Obligations” means all and any sums (whether principal, premium, interest, costs or otherwise) which are or at any time may become payable by the Obligors to the Mortgagee under the Notes and all obligations of the Obligors under the Transaction Agreements (whether present or future, actual or contingent);

“Security Period” means the period beginning on the date of this Deed and ending on the date upon which the Mortgagee is satisfied that all the Secured Obligations have been duly paid and discharged in full pursuant to the Notes;

“Shares” means the ordinary shares par value of US$0.00005 each in the share capital of the Company;

“Transaction Agreements” has the meaning ascribed to this term in the NPA;

“US Dollars” and the sign “US$” mean the lawful currency for the time being of the United States of America.

EXHIBIT I

Irrevocable Proxy

To:	Puxin Limited (the “Company”)

Reference is made to the Security Deed dated August 4, 2017 entered into among the Company, Haitong International Investment Holdings Limited (the “Subscriber”) and other parties in respect of, among other things, certain shares in the Company (the “Security Deed”).

We, the undersigned, being the registered holder of 18,000,000 ordinary share of par value US$0.00005 each in the Company (the “Mortgaged Shares”), hereby appoint the Subscriber or failing it, any person nominated by the Subscriber, upon the occurrence of any event described in Clause 8.1 of the Security Deed (i) to be my proxy to vote, with respect to the exercise of voting rights attaching to the Mortgaged Shares, in my name and on my behalf and (ii) as my duly authorized representative and duly appointed attorney-in-fact to approve and sign any members resolutions of the Company, in each case with respect to the exercise of voting rights attaching to the Mortgaged Shares required at any time so long as the Security Deed remains in force.

We hereby declare that the appointment hereby effected is and shall remain irrevocable (by reason of being coupled with the interest of the Subscriber as mortgagee of the aforesaid shares) so long as the Security Deed remains in force.

Dated this 4th day of August 2017.

SIGNED, SEALED and DELIVERED

as a deed by /s/ Sha Yunlong

in the presence of

/s/ Tan Chunxiang

EXHIBIT II

Letter of Instruction to Registered Agent

Date:

August 4, 2017

Dear Sirs

Puxin Limited (THE “COMPANY”) — INSTRUCTIONS TO REGISTERED AGENT

We irrevocably instruct that Haitong International Investment Holdings Limited (the “New Instructing Party”) shall be an instructing party for the Company for the period from the Starting Date until the Ending Date (each as defined below). As for the period starting from the date (the “Starting Date”) on which there occurs any event described in Clause 8.1 of the Security Deed among the Company, the New instructing Party and certain other parties dated August 4, 2017 in respect of 18,000,000 shares of US$0.00005 in the Company (the “Security Deed”) and ending on the date (the “Ending Date”) on which such event no longer subsists or the security under the Security Deed is released, you will be irrevocably instructed to regard the New Instructing Party (or its successor-in-title) as the sole instructing party for the Company. If any event described in Clause 8.1 of the Security Deed occurs, you are hereby authorised upon the New Instructing Party’s instruction to register the New Instructing Party or its nominee as the registered holder of any of the shares subject to the Security Deed and update the original register of members of the Company accordingly without notice to us or consent from us.

We irrevocably instruct you to make an annotation of the existence of the Security Deed and the security interest created thereby in the Company’s register of members pursuant to the Security Deed.

Please confirm by countersigning below that you have received this correspondence and that you have updated your records accordingly.

Yours faithfully

/s/ Sha Yunlong
Name: Sha Yunlong